Exhibit 5.1

Richards, Layton & Finger, P.A. Letterhead

January 5, 2018

Arconic Inc.

390 Park Avenue

New York, NY 10022-4608

Re:	Post-Effective Amendment to Form S-8 Registration Statement

Ladies and Gentlemen:

We are acting as special Delaware counsel to Arconic Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment to Form S-8 Registration Statement of the Company to be filed with the Securities and Exchange Commission on or about January 5, 2018 (the “Post Effective Amendment to Registration Statement”) with respect to an aggregate of 115,378,447 shares of common stock, $1.00 par value, of the Company (the “Shares”), that are issuable by the Company under the Plans (as defined below). In this connection you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)                 the Certificate of Merger of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 29, 2017, which includes the Certificate of Incorporation of the Company as of December 31, 2017;

(ii)              the Bylaws of the Company as amended effective as of December 31, 2017;

(iii)            the Arconic Bargaining Retirement Savings Plan (formerly known as the Alcoa Retirement Savings Plan for Bargaining Employees), as amended and restated effective January 1, 2015;

(iv)             the Arconic Hourly Non-Bargaining Retirement Savings Plan (formerly known as the Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees), effective January 1, 2015;

(v)               the Arconic Fastener Systems and Rings Retirement Saving Plan (formerly known as the Alcoa Retirement Savings Plan for Fastener Systems Employees), as amended and restated effective January 1, 2015;

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(vi)             the Arconic Salaried Retirement Savings Plan (formerly known as the Alcoa Retirement Savings Plan for Salaried Employees), as amended and restated effective January 1, 2015;

(vii)          the Arconic Retirement Savings Plan for ATEP Bargaining Employees, effective January 1, 2017;

(viii)        the 2013 Arconic Stock Incentive Plan, as amended and restated;

(ix)             the Amended and Restated 2009 Alcoa Stock Incentive Plan, dated February 15, 2011;

(x)               the RTI International Metals, Inc. 2014 Stock and Incentive Plan;

(xi)             the RTI International Metals, Inc. 2004 Stock Plan (together with the retirement savings and stock incentive plans listed in (iii)-(xi), the “Plans”);

(xii)          the Post-Effective Amendment to Registration Statement; and

(xiii)        a certificate of the Secretary of State, dated the date hereof, as to the good standing of the Company.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (i) through (xiii) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (i) through (xiii) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) the legal capacity of each natural person who is a signatory to the documents examined by us, (ii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iii) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (iv) that any Plans governed by laws other than the laws of the State of Delaware are legal, binding and enforceable obligations of the Company under the stated governing law applicable to such Plans, (v) that any amendment or restatement of any of the Plans was accomplished in accordance with, and was permitted by, the relevant provisions of such Plans, (vi) that the Shares are issued in accordance with the Plans, (vii) that the consideration received by the Company for the Shares will not be less than the par value thereof, (viii) that, at the time of any issuance of Shares, the Plans are in effect and will not have been amended or rescinded, and (ix) that, after the issuance of any Shares, the Company will not have issued more shares of its common stock, $1.00 par value, than at the time of such issuance are authorized for issuance under the Company’s certificate of incorporation and not issued, subscribed for or otherwise committed for issuance. We have not participated in the preparation of the Post-Effective Amendment to Registration Statement and assume no responsibility for its contents.

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This opinion is limited to the laws of the State of Delaware and we have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws and rules and regulations relating thereto.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when issued in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment to Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.